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                                                                    Exhibit 12


Computation of ratio of earnings to fixed charges


                                                    Six Months Ended               Year Ended
                                                      June 30, 1998             December 31,1997
                                                      -------------             ----------------
Earnings

      Gain/(loss) from continuing
      operations                                      $(3,858,110)                $11,791,518

Add:

      Fixed charges                                     7,929,687                      --
                                                        ---------                  ----------
Earnings for computation purposes                       4,071,577                  11,791,518

(Deficiency) of earnings available
to cover fixed charges                                $(3,858,110)                     --
                                                       ----------                  ----------


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